Exhibit 99.1

Amplify Snack Brands, Inc. Reports Third Quarter 2016 Financial Results

Third Quarter Net Sales Increased 48% Year-Over-Year to $68.0 Million

Closing of Tyrrells Acquisition Diversifies Brand Portfolio and Geographic Presence, Adds

Talented International Team and In-house Manufacturing Capabilities

Austin, Texas – November 14, 2016 – Amplify Snack Brands, Inc. (“Amplify” or the “Company”) (NYSE:BETR), a leading marketer and manufacturer of branded better-for-you snack food products, today reported financial results for the three and nine months ended September 30, 2016.

Three Months Ended September 30, 2016 Highlights

•	Net sales were $68.0 million, up 48.1% year-over-year

•	Gross profit was $32.3 million, representing 47.6% of net sales

•	GAAP net income was $1.6 million, or $0.02 per fully diluted share

•	Non-GAAP adjusted net income was $9.0 million, or $0.12 per fully diluted share

•	Adjusted EBITDA was $20.1 million, representing 29.6% of net sales

Nine Months Ended September 30, 2016 Highlights

•	Net sales were $182.2 million, up 32.5% year-over-year

•	Gross profit was $93.3 million, representing 51.2% of net sales

•	GAAP net income was $18.8 million, or $0.25 per fully diluted share

•	Non-GAAP adjusted net income was $30.4 million, or $0.40 per fully diluted share

•	Adjusted EBITDA was $61.4 million, representing 33.7% of net sales

“We are very pleased to have completed the Tyrrells acquisition in the third quarter. Through this transaction, we diversified our better-for-you snack food offerings, expanded our geographic presence, and gained a highly-talented international team as well as in-house manufacturing capabilities,” commented Tom Ennis, Amplify’s President and Chief Executive Officer. “Strong brand sales gains continued in the quarter, despite a more challenging market backdrop, and we experienced certain transitory operational execution issues that impacted our results. Amplify is now a much stronger and more diversified company, and we’ve proactively taken steps to sharpen execution going forward. We remain very excited about the significant potential we have to leverage our newly expanded portfolio of terrific better-for-you brands to drive continued sales growth, profitability and value for our shareholders.”

Three Months Ended September 30, 2016

Net sales increased 48.1% to $68.0 million compared to $45.9 million for the three months ended September 30, 2015. The increase in net sales reflects solid growth of the SkinnyPop brand, new distribution of the Paqui brand, and the addition of the Oatmega brand. In addition, the Tyrrells’ international portfolio of brands which the Company acquired on September 2, 2016 contributed $8.6 million to net sales in the third quarter. The impact of foreign currency exchange on net sales and earnings in the quarter was immaterial based on the inclusion of Tyrrells results for a partial month of the three months ended September 30, 2016.

Gross profit was $32.3 million, or 47.6% of net sales, compared to $25.7 million, or 55.9% of net sales for the three months ended September 30, 2015. The decrease in gross margin percentage for the three months ended September 30, 2016 was primarily due to a higher level of trade promotional activity, a shift in mix of brand and customer sales, including the addition of Tyrrells, and a delay in timing of planned cost savings. The Tyrrells gross margin was 27.1% for the three months ended September 30, 2016.

GAAP SG&A was $24.9 million compared to $21.2 million for the third quarter ended September 30, 2015. GAAP net income was $1.6 million, or $0.02 per fully diluted share, compared to a net loss of $3.0 million, or a loss of $0.04 per fully diluted share, for the three months ended September 30, 2015. Adjusted net income, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $9.0 million, or $0.12 per fully diluted share, based on 75.6 million diluted shares outstanding, compared to adjusted net income of $9.2 million for the three months ended September 30, 2015, or $0.12 per fully diluted share, based on 75.0 million diluted shares outstanding.

Adjusted EBITDA, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 11.0% to $20.1 million from $18.1 million for the three months ended September 30, 2015, primarily reflecting higher net sales and gross profit, partially offset by higher Adjusted SG&A. Adjusted SG&A, which is a non-GAAP financial measure used by the Company that makes certain adjustments to SG&A calculated under GAAP, was $12.7 million, compared to Adjusted SG&A of $7.6 million for the three months ended September 30, 2015. The increase in Adjusted SG&A was primarily driven by increased consumer marketing activities to drive brand awareness and customer trial, new costs associated with a full quarter contribution from Oatmega and a partial month contribution of Tyrrells, as well as investments in infrastructure and personnel. As a percentage of net sales, Adjusted EBITDA was 29.6% compared to 39.4% in the three months ended September 30, 2015.

Nine Months Ended September 30, 2016

Net sales for the nine months ended September 30, 2016 increased 32.5% to $182.2 million, compared to $137.5 million during the nine months ended September 30, 2015. The increase in net sales reflects solid growth of the SkinnyPop brand, new distribution of the Paqui and Oatmega brands, and the addition of the Tyrrells’ international portfolio of brands which the Company acquired on September 2, 2016.

GAAP net income increased $13.3 million to $18.8 million, or $0.25 per fully diluted share, compared to net income of $5.5 million, or $0.07 per fully diluted share, for the nine months ended September 30, 2015. Adjusted net income, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $30.4 million, or $0.40 per fully diluted share, based on 75.1 million diluted shares outstanding, compared to adjusted net income of $28.1 million for the nine months ended September 30, 2015, or $0.38 per fully diluted share, based on 74.7 million diluted shares outstanding.

Adjusted EBITDA, a non-GAAP financial measure, increased 9.3% to $61.4 million from $56.1 million for the nine months ended September 30, 2015. Adjusted EBITDA as a percentage of net sales for the nine months ended September 30, 2016 was 33.7%, compared to 40.8% for the nine months ended September 30, 2015.

Balance Sheet and Cash Flow

As of September 30, 2016, the Company had cash and cash equivalents of $17.2 million and net availability under its $50 million revolving line of credit of $44.5 million. Net debt, as defined under the Company’s credit facility, represents outstanding indebtedness less cash and cash equivalents, was $596.2 million as of September 30, 2016, compared to $182.5 million as of December 31, 2015. The increase was primarily attributable to the acquisition of the Tyrrells portfolio of international brands during the nine months ended September 30, 2016. Amplify’s leverage ratio as calculated under the Company’s credit facility increased to 5.8x trailing twelve month EBITDA at September 30, 2016, up from 2.6x at June 30, 2016. The Company remains committed to reducing its long-term net leverage to under 4.5x via organic growth, cost reduction initiatives, and subsequent free cash generation.

Outlook

The Company is updating its full year 2016 outlook to reflect its year-to-date performance, the September 2, 2016 completion of the Tyrrells acquisition, and its view of the remainder of the year. For the full year 2016 the Company now expects to report:

•	Net sales of $268 million to $272 million

•	Adjusted EBITDA of $84 million to $86 million

•	Adjusted EPS of $0.49 to $0.51

•	The outlook assumes an estimated foreign currency exchange rate in the fourth quarter of 1.24 USD:GBP.

Additional details will be provided on the Company’s earnings call.

The Company has not reconciled its expected Adjusted EBITDA to net income or Adjusted EPS to earnings per share under “Outlook” because it has not finalized calculations for several factors necessary to provide the reconciliations, including net income, interest expense and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results today, Monday, November 14, 2016 at 4:00 p.m. Central time (5:00 p.m. Eastern time). Investors interested in participating in the live call can dial 877-407-9039 from the U.S. International callers can dial 201-689-8470.

In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at http://amplifysnackbrands.com. The webcast will be archived for 30 days. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, November 28, 2016, by dialing 877-870-5176 from the U.S., or 858-384-5517 from international locations, and entering confirmation code 13647860.

About Amplify Snack Brands, Inc.

Headquartered in Austin, Texas, Amplify Snack Brands is a high growth snack food company focused on developing and marketing products that appeal to consumers’ growing preference for Better-For-You (BFY) snacks. Our brands SkinnyPop®, Tyrrells®, Paqui® and Oatmega® embody our BFY mission of “snacking without compromise” and have amassed a loyal customer base across a wide range of food distribution channels in the United States, United Kingdom, Canada, Europe and Australia. For additional information, please visit: http://amplifysnackbrands.com.

Forward-Looking Statements

This press release contains certain forward-looking statements regarding our performance, including in the section titled “Outlook.” Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “could”, “intends”, “target”, “projects”, “contemplates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make.

The important factors that could cause actual results to differ materially from those in any forward-looking statements include, but are not limited to, the following: (i) changes in consumer preferences and discretionary spending may have a material adverse effect on our brand loyalty, net sales, results of operations and financial condition, (ii) we rely on sales to a limited number of distributors and retailers for the substantial majority of our net sales, and the loss of one or more such distributors or retailers may harm our business, (iii) sales of a limited number of SkinnyPop products and flavors contributed all of our historical profitability and cash flow and a reduction in the sale of our SkinnyPop products would have a material adverse effect on our ability to remain profitable and achieve future growth, and (iv) our ability to successfully integrate the Tyrrells business and our other recent acquisitions with our existing operations.

Further information on these and other factors that could affect our financial results and the forward-looking statements in this press release are included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (“SEC”) and in other filings we will make with the SEC from time to time, particularly under the caption Risk Factors.

You should not place undue reliance upon forward-looking statements as predictions of future events. Amplify has based the forward-looking statements contained in this press release on its current expectations and projections about future events and trends that it believes may affect its business, financial condition, results of operations and prospects. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Amplify undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Non-GAAP Measures

In order to aid understanding of Amplify’s business performance, it has presented results in conformity with accounting principles generally accepted in the United States (“GAAP”) and has also presented Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share, which are non-GAAP measures that are explained and reconciled to the comparable GAAP measures in the tables included in this release.

Management believes that Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Adjusted EBITDA and Adjusted net income are not and should not be considered alternatives to net income or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. The Company’s calculation of Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share may differ from methods used by other companies. Management believes that these non-GAAP measurements are important to help gain an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. We have not reconciled our expected Adjusted EBITDA to net income or Adjusted EPS to earnings per share under “Outlook” because we have not finalized our calculations of several factors necessary to provide the reconciliations, including net income, interest expense and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of our control and/or cannot be reasonably predicted at this time.

CONTACT

Investors

ICR

Katie Turner

646-277-1228

Media

ICR

Cory Ziskind

646-277-1232

cory.ziskind@icrinc.com

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,187	$18,751
Accounts receivable, net	39,740	11,977
Inventories	18,943	6,829
Other current assets	8,563	1,293

Total current assets	84,433	38,850
Property and equipment, net	51,959	2,153
Other assets:
Goodwill	177,541	47,421
Intangible assets, net	557,614	269,468
Other non-current assets (1)	55	40

Total assets	$871,602	$357,932

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$46,815	$14,532
Senior term loan- current portion	6,000	12,750
Founder contingent consideration	2,197	25,197
Tax receivable obligation- current portion	6,595	6,632
Note payable, net	984	—
Other current liabilities	4,675	217

Total current liabilities	67,266	59,328
Long-term liabilities:
Senior term loan (1)	572,281	181,704
Revolving credit facility	4,144	—
Notes payable, net	6,642	3,757
Net deferred tax liabilities	62,277	5,115
Tax receivable obligation	89,497	89,498
Other liabilities	5,806	3,107

Total long-term liabilities	740,647	283,181
Total shareholders’ equity	63,689	15,423

Total liabilities and shareholders’ equity	$871,602	$357,932

(1)	In the first quarter of 2016, the Company adopted accounting guidance which requires debt issuance costs to be presented as a reduction to the carrying value of the related debt liability, rather than as a deferred charge (asset). This presentation resulted in debt issuance costs being presented in the same manner that debt discounts have historically been presented. As a result, the Company reclassified $2.9 million of debt issuance costs from Other assets to a deduction from the carrying value of the Senior term loan as of December 31, 2015.

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2016 and 2015

(unaudited, in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Net sales	$67,982	$45,914	$182,193	$137,543
Cost of goods sold	35,646	20,260	88,891	60,787

Gross profit	32,336	25,654	93,302	76,756
Operating expenses:
Sales and marketing	8,903	5,146	22,551	13,780
General and administrative	15,971	16,068	27,688	37,085
Gain on change in fair value of contingent consideration	(505)	—	(505)	—

Total operating expenses	24,369	21,214	49,734	50,865

Operating income	7,967	4,440	43,568	25,891
Interest expense	5,636	3,311	11,788	9,324
Other income	(4,221)	—	(4,221)	—
Loss on extinguishment of debt	1,100	—	1,100	—

Income before income taxes	5,452	1,129	34,901	16,567
Income tax expense	3,807	4,118	16,086	11,092

Net income (loss)	$1,645	$(2,989)	$18,815	$5,475

Earnings per share:
Basic and diluted	$0.02	$(0.04)	$0.25	$0.07

Weighted average common shares outstanding:
Basic	75,455,047	74,982,461	75,032,287	74,707,855

Diluted	75,557,760	74,982,461	75,094,446	74,707,855

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA and Adjusted Net Income

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Net income (loss)	$1,645	$(2,989)	$18,815	$5,475
Non-GAAP adjustments:
Interest expense	5,636	3,311	11,788	9,324
Income tax expense	3,807	4,118	16,086	11,092
Depreciation expense	539	98	814	206
Amortization of intangible assets	1,279	1,064	3,433	3,165
Equity-based compensation expense	1,803	997	3,972	2,435
Gain on change in fair value of contingent consideration	(505)	—	(505)	—
Other income (1)	(4,221)	—	(4,221)	—
Loss on extinguishment of debt	1,100	—	1,100	—
Founder contingent compensation	—	4,602	—	13,805
Transaction-related expenses:
IPO-related expenses (2)	—	6,715	—	9,352
Secondary equity offering-related expenses (3)	—	—	615	—
Acquisition-related expenses (4)	9,024	67	9,498	462
Executive recruitment (5)	—	127	—	742
Recapitalization expenses (6)	—	—	—	91

Adjusted EBITDA	$20,107	$18,110	$61,395	$56,149
Less:
Interest expense	5,636	3,311	11,788	9,324
Depreciation expense	539	98	814	206

Adjusted net income before taxes	13,932	14,701	48,793	46,619
Income tax expense above	3,807	4,118	16,086	11,092
Adjustments to income tax expense (7)	1,112	1,429	2,332	7,385

Adjusted income tax expense	4,919	5,547	18,418	18,477

Adjusted net income	$9,013	$9,154	$30,375	$28,142

Adjusted earnings per share- diluted	$0.12	$0.12	$0.40	$0.38

Weighted average common shares outstanding- diluted	75,557,760	74,982,461	75,094,446	74,707,855

(1)	Includes a gain of approximately $3.6 million, recognized in September 2016 associated with the settlement of a forward currency exchange contract entered into in connection with our acquisition of Tyrrells, as well as foreign currency gains from intra-entity loans between Tyrrells entities.
(2)	Includes performance bonuses and related payroll taxes paid to employees upon the completion of the IPO, a financial advisory fee paid to an advisor in connection with the IPO, and legal, accounting, consulting, printing, filing and listing fees paid in connection with the IPO process.
(3)	Includes legal, accounting, printing and filing fees paid in connection with the Company’s secondary equity public offering, which closed in May 2016.
(4)	Includes legal, accounting, consulting and ratings agency fees along with severance expenses and integration costs incurred in connection with our acquisition of the Tyrrells’ international portfolio of brands in September 2016, the Oatmega brand in April 2016 and the Paqui brand in April 2015.
(5)	Represents the recognized expense associated with sign-on and retention bonuses for certain executive hires and certain recruiting fees. We are permitted to add back expenses of this type in determining Adjusted EBITDA under the Credit Agreement governing our term loan. Adjusted EBITDA (as defined therein) is used thereunder in determining our financial maintenance covenants and for calculating ratios in our debt incurrence covenants and is therefore an important measure of our financial performance and our ability to take certain actions in operating our business.

(6)	Represents expenses we incurred in connection with a distribution paid in May 2015 to members of the former parent entity of the Company.
(7)	The table below reflects an adjustment to income tax expense for the periods presented associated with addbacks to net income as presented in the table above.

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Adjustments to net income	$8,480	$13,572	$13,892	$30,052
Less:
Non-deductible equity-based compensation	883	997	2,599	2,435
Non-deductible IPO, secondary equity offering, and acquisition-related expenses	4,790	8,967	5,405	8,967

Permanent differences	5,673	9,964	8,004	11,402

	2,807	3,608	5,888	18,650
Federal and state statutory rate, net of federal tax benefit for state tax expense	39.6%	39.6%	39.6%	39.6%

Adjustments to income tax expense	$1,112	$1,429	$2,332	$7,385

Amplify Snack Brands, Inc.

Reconciliation of GAAP Selling and Marketing and General and Administrative (“SG&A”) Expenses

to Adjusted SG&A Expenses

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

SG&A	$24,874	$21,214	$50,239	$50,865
Less:
Depreciation expense	(91)	(48)	(207)	(61)
Amortization of intangible assets	(1,279)	(1,064)	(3,433)	(3,165)
Equity-based compensation expense	(1,803)	(997)	(3,972)	(2,435)
Founder contingent compensation	—	(4,602)	—	(13,805)
Transaction-related expenses:
IPO-related expenses (1)	—	(6,715)	—	(9,352)
Secondary equity offering-related expenses (2)	—	—	(615)	—
Acquisition-related expenses (3)	(9,024)	(67)	(9,498)	(462)
Executive recruitment (4)	—	(127)	—	(742)
Recapitalization expenses (5)	—	—	—	(91)

Adjusted SG&A	$12,677	$7,594	$32,514	$20,752

(1)	Includes performance bonuses and related payroll taxes paid to employees upon the completion of the IPO, a financial advisory fee paid to an advisor in connection with the IPO, and legal, accounting, consulting, printing, filing and listing fees paid in connection with the IPO process.
(2)	Includes legal, accounting, printing and filing fees paid in connection with the Company’s secondary equity public offering, which closed in May 2016.
(3)	Includes legal, accounting, consulting and ratings agency fees along with severance expenses and integration costs incurred in connection with our acquisition of the Tyrrells’ international portfolio of brands in September 2016, the Oatmega brand in April 2016 and the Paqui brand in April 2015.
(4)	Represents the recognized expense associated with sign-on and retention bonuses for certain executive hires and certain recruiting fees. We are permitted to add back expenses of this type in determining Adjusted EBITDA under the Credit Agreement governing our term loan. Adjusted EBITDA (as defined therein) is used thereunder in determining our financial maintenance covenants and for calculating ratios in our debt incurrence covenants and is therefore an important measure of our financial performance and our ability to take certain actions in operating our business.
(5)	Represents expenses we incurred in connection with a distribution paid in May 2015 to members of the former parent entity of the Company.